Exhibit 21
                                                      ----------


                  UAL Corporation Subsidiaries
                  ----------------------------

                            Place of
Subsidiary                Incorporation      Business Name
----------                -------------      -------------

Air Wis Services, Inc.      Wisconsin        Air Wis Services, Inc.

Four Star Insurance         Bermuda          Four Star Insurance
  Company, Ltd.                                Company, Ltd.

Four Star Leasing, Inc.     Delaware         Four Star Leasing, Inc.

UAL Benefits Management,    Delaware         UAL Benefits Management,
  Inc.                                         Inc.

United Air Lines, Inc.      Delaware         United Air Lines, Inc.